UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2005

Arena Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

000-31161

23-2908305

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

6166 Nancy Ridge Drive, San Diego, California 92121

(Address of Principal Executive Offices)  (Zip Code)

(858) 453-7200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On December 24, 2003, Arena Pharmaceuticals, Inc. (the “Company”) completed the private placement of $35 million of Series B-1 Convertible Preferred Stock to two institutional investors (the “Investors”) pursuant to a Securities Purchase Agreement. The Company also issued to the Investors Unit Warrants giving such Investors the right to purchase from the Company for a period of approximately 16 months (i) an aggregate of 1,150 shares of Series B-2 Convertible Preferred Stock and (ii) seven-year Warrants to purchase an aggregate of 450,000 shares of common stock at an exercise price of $10.00 per share (subject to weighted-average adjustment in certain circumstances).

On April 22, 2005, the Investors exercised their Unit Warrants and will receive (i) an aggregate of 1,150 shares of Series B-2 Convertible Preferred Stock and (ii) seven-year Warrants to purchase an aggregate of 450,000 shares of common stock at an exercise price of $10.00 per share (subject to weighted-average adjustment in certain circumstances). The aggregate proceeds to the Company from the Investors’ exercise of the Unit Warrants are $11.5 million.

The Series B-2 Convertible Preferred Stock is convertible into common stock at a fixed conversion price of $7.00. If not previously converted, the Company must redeem the Series B-2 Convertible Preferred Stock in five years or earlier under certain circumstances. Otherwise, the Series B-2 Convertible Preferred Stock has substantially identical terms as the Series B-1 Convertible Preferred Stock.

The terms of the Series B-2 Convertible Preferred Stock are more fully described in the Certificate of Designations relating to the Series B Convertible Preferred Stock that was filed as an exhibit to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 30, 2003.

The Company expects to use the net proceeds from the Investors’ exercise of the Unit Warrants for general corporate purposes, including working capital.

The issuance and sale of the Series B Convertible Preferred Stock, Warrants and Unit Warrants were exempt from registration under Section 4(2) of the Securities Act of 1933 because the issuance and sale did not involve any public offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 25, 2005	Arena Pharmaceuticals, Inc.,
a Delaware corporation

	By:	/s/ STEVEN W. SPECTOR
Steven W. Spector
Senior Vice President, General Counsel and Secretary